Exhibit 99.1

                 Pyramid Breweries Inc. Reports Third
                    Quarter 2007 Financial Results


    SEATTLE--(BUSINESS WIRE)--Nov. 13, 2007--Pyramid Breweries Inc. (Pyramid) (NASDAQ:PMID), today announced results for the quarter ended September 30, 2007. Pyramid reported net loss of $101,000, or negative $0.01 per diluted share for the quarter, compared to net income of $130,000, or $0.01 per diluted share in the third quarter a year ago. Gross sales for the quarter were $14.6 million, a 7.6% decrease from gross sales for the third quarter of 2006, primarily attributable to the fact that Pyramid now contract manufactures Thomas Kemper Soda (TK
Soda) under a 5-year Supply Agreement, and as an agent, records the revenues and cost of sales, as a net amount in gross sales. Additionally, the Company recorded a one-time net impact of $321,000 relating to a final arbitration settlement issued in favor of a former distributor of ours, which increased general and administrative expenses in the third quarter of 2007.

    Key Factors for the Third Quarter:

    -- Our beer shipments, led by our core Pyramid brand family, were up 6% in the third quarter consistent with the craft beer category segment growth rate in the West.

    -- Alehouse revenue was up 6% in the third quarter 2007 as compared to the same period last year.

    -- A final arbitration settlement was issued in favor of a former distributor of ours for $400,000 in damages, plus interest, attorney and arbitration fees totaling approximately $186,000 for settlement of a suit that alleged that we had unreasonably withheld consent to the transfer of distribution rights to another distributor. Net of third-party reimbursements, the impact to the Company was $321,000.

    -- We sold the TK Soda brand in January this year in order to focus on our core beer business. While we are still manufacturing TK Soda under contract for the new owner, our soda revenue and margins are appreciably lower versus last year. Additionally, net contract manufactured and soda shipment volume in the quarter was lower than last year.

    -- We continued investing in selling and marketing expense for brand building and expansion efforts to take advantage of the momentum in the craft beer category and to focus on our core Pyramid brand family.

    -- In the third quarter of the prior year, we recorded $700,000 excise tax assessment as part of the 2006 settlement with the federal Alcohol and Tobacco Tax and Trade Bureau (TTB), which resulted in the loss of a second small brewer's exemption.

    "We continued to make progress behind our core beer brand volume and strong Alehouse revenue growth. Sales in our home Northwest Region, which had been relatively soft in previous quarters, rebounded in the third quarter behind the introduction of a new fall seasonal brand and was up versus 2006 for the first time this year. Our business in the large and important California market continued to grow nicely and our shipments in some of our emerging craft markets within the Southwest were up over 40% where we gained nearly 1.5 market share points over the quarter according to Information Resources, Inc.," said CEO Scott Barnum.

    Financial Highlights - Third Quarter 2007 Compared to Third
Quarter 2006:

    Beverage Division:

    -- Although total shipments for the quarter decreased 1% to 69,400 barrels, beer shipments were up 6%, to 56,500 and were comprised primarily of the following:



         -- Pyramid brand family shipments were up 6% primarily driven by our new fall seasonal Broken Rake and by our flagship Hefeweizen.

         -- MacTarnahan's brand shipments were up 11% continuing its resurgence since relaunching in the first quarter of 2007.


    -- Gross revenue decreased 12.3% to $10.2 million primarily attributable to the fact that beginning in 2007, we now contract manufacture Thomas Kemper Soda as an agent, and as such, we record the revenues and cost of sales as a net amount in gross sales. Additionally, net contract manufactured and soda shipments decreased 3,700 barrels to 12,900 barrels for the quarter. Offsetting the decrease was an increase in beer shipments of 6% to 56,500 barrels, primarily due to increased Pyramid brand shipments.

    -- Gross margin dollars increased 18% to $3.4 million primarily as a result of a one-time impact of a $700,000 TTB excise tax assessment recorded during the third quarter of 2006. This one-time impact was partially offset by decreases in soda gross margin due to reduced sales revenue per unit on TK Soda products under the contract manufacturing agreement and lower contract manufactured and soda shipment volume this quarter versus third quarter a year ago.



          -- Gross margin as a percentage of net sales for the current quarter increased to 37% from 29% in the prior year, primarily attributed to the decrease in excise taxes.


    Alehouse Division:

    --  Gross revenue increased 6% to $4.4 million.

    -- Operating income decreased to $399,000 from $407,000 a year ago. The Seattle, Walnut Creek, and Berkeley alehouses contributed to the operating income, offset by operating losses in the Sacramento and Portland alehouses.

    Business Outlook

    "Craft beer consumers throughout the West, and particularly in our core Northwestern markets, are seeking seasonal and new more adventurous styles as they further explore the breadth of the craft beer category. This should bode well for us in the fourth quarter where seasonal beer interest is highest during the year and we have one of the most sought after winter season beer brands called Snow Cap," Barnum added.

    The Company anticipates significant increases in hops and malt raw material costs in 2008 due to a combination of external factors that will likely affect most every brewer in the US. The Company is aware of this impending cost impact and is taking measures to address the situation in the coming year.

    About Pyramid Breweries Inc.

    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan's brand names. Pyramid's family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival ("GABF"). Pyramid beers have received a total of 34 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.

    Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan's Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

    Forward-Looking Statements

    This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

    Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

    -- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

    -- reductions in distribution options through our independent distributors

    -- increased competition from national restaurant chains with greater financial resources and greater economies of scale

    --  inability of Pyramid to achieve anticipated cost reductions

    -- changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules

    -- competitive pressures that cause decreases in the selling prices of our products

    -- declines in our operating margins due to the impact of increasing fuel costs and other factors

    -- acquisitions that may adversely affect our financial condition, and

    -- the failure by us or third-party brewers with whom we contract to perform under our agreements.

    More information regarding factors which could impact future results are set forth in our SEC Filings, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.



                        Pyramid Breweries Inc.
           Condensed Consolidated Statements of Operations
                             (unaudited)
               (In thousands, except per share amounts)

                                                  Three months ended
                                                      September 30,
                                                  --------------------
                                                    2007       2006
                                                  ---------  ---------
Gross sales                                       $ 14,571   $ 15,777
 Less excise taxes                                     998      1,675
                                                  ---------  ---------
Net sales                                           13,573     14,102
Cost of sales                                        9,729     10,769
                                                  ---------  ---------
 Gross margin                                        3,844      3,333
Selling, general and administrative expenses         3,904      3,230
                                                  ---------  ---------
Operating (loss) income                                (60)       103
Other expense, net                                     (41)        28
                                                  ---------  ---------
(Loss) income before income taxes                     (101)       131
Provision for income taxes                               -         (1)
                                                  ---------  ---------
Net (loss) income                                 $   (101)  $    130
                                                  =========  =========

Basic and diluted net (loss) earnings per share   $  (0.01)  $   0.01
Weighted average basic shares outstanding            8,996      8,925
Weighted average diluted shares outstanding          8,996      8,981

Operating data (in barrels):
 Beer shipped                                       56,500     53,400
 Contract manufactured and soda shipped(1)          12,900     16,600
                                                  ---------  ---------
 Total shipped                                      69,400     70,000


                                                   Nine months ended
                                                      September 30,
                                                  --------------------
                                                    2007       2006
                                                  ---------  ---------
Gross sales                                       $ 39,476   $ 41,859
 Less excise taxes                                   2,730      3,162
                                                  ---------  ---------
Net sales                                           36,746     38,697
Cost of sales                                       26,878     29,276
                                                  ---------  ---------
 Gross margin                                        9,868      9,421
Selling, general and administrative expenses       (10,878)    (9,649)
Gain on sale of net assets                           2,436          -
                                                  ---------  ---------
Operating income (loss)                              1,426       (228)
Other expense, net                                     (98)      (114)
                                                  ---------  ---------
Income (loss) before income taxes                    1,328       (342)
Provision for income taxes                              (3)        (6)
                                                  ---------  ---------
Net income (loss)                                 $  1,325   $   (348)
                                                  =========  =========

Basic net earnings (loss) per share               $   0.15   $  (0.04)
Diluted net earnings (loss) per share             $   0.14   $  (0.04)
Weighted average basic shares outstanding            8,981      8,851
Weighted average diluted shares outstanding          9,172      8,851

Operating data (in barrels):
 Beer shipped                                      152,600    142,700
 Contract manufactured and soda shipped(1)          34,700     43,800
                                                  ---------  ---------
 Total shipped                                     187,300    186,500

(1) Prior year shipment data has been reclassified to conform to current year presentation. In the prior year, contract manufactured beer was included in total beer shipped. Current year contract manufactured and soda shipped includes soda which we began contract manufacturing for a third party in 2007 and contract manufactured beer.




                        Pyramid Breweries Inc.
                     Selected Balance Sheet Data
                            (In thousands)

                                            September 30, December 31,
                                                 2007         2006
                                            ------------- ------------
                   ASSETS                    (unaudited)
Current Assets:
 Cash and cash equivalents                  $         580 $        227
 Other current assets                               7,325        5,821
Fixed assets, net                                  26,731       26,284
Other non-current assets                            1,325        1,708
                                            ------------- ------------
 Total assets                               $      35,961 $     34,040
                                            ============= ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                         $       8,506 $      7,468
Long-term debt                                      7,654        8,071
Non-current liabilities                               768        1,023

Total stockholders' equity                         19,033       17,478

                                            ------------- ------------
 Total liabilities and stockholders' equity $      35,961 $     34,040
                                            ============= ============



    CONTACT: Pyramid Breweries Inc.
             Michael O'Brien
             Chief Financial Officer & Vice President of Finance
             206-682-8322